Exhibit 10.5

Limitation of Liability Agreement

This Limitation of Liability Agreement (this “Agreement”) is entered into as of the date written below by and between Pixie Dust Technologies, Inc. (the “Company”) and [                 ] (the “Officer”) under the terms set forth below.

Article 1 (Limitation of Liability)

If the Officer performs her duties in good faith and without gross negligence, the Officer’s liability under Article 423(1) of the Companies Act will be limited to the minimum liability amount provided for in Article 425(1) of the Companies Act.

Article 2 (Effect)

1.

This Agreement will be effective for the period during which the Officer retains her status as a non-executive director, etc. (as defined in Article 427(1) of the Companies Act; same applies below) of the Company. Even if the Officer loses her status as a non-executive director, etc. due to the expiration of her term of office or some other reason, if the Officer is reelected as a non-executive director, etc. of the Company, this Agreement will apply even after the reelection except in cases where another contract limiting the Officer’s liability has been executed.

2.	If the Officer becomes an executive director, etc. (as defined in Article 2(xv)(a) of the Companies Act) of the Company, it will cease to be effective with prospective effect.

3.	Notwithstanding the provisions of the preceding two paragraphs, the Officer’s duties during her tenure as a non-executive director, etc. will be subject to this Agreement.

Article 3 (Treatment of Retirement Benefits, Etc.)

In a case where the Officer is found not to be liable for damages for the portion exceeding the limit set forth in Article 1, if the approval of the Company’s general meeting of shareholders has not yet been obtained, the Officer shall not seek from the Company any retirement benefits or other property benefits provided for in a Ministry of Justice ordinance.

Article 4 (Treatment of Stock Acquisition Rights)

1.

In a case where the Officer is found not to be liable for damages for the portion exceeding the limit set forth in Article 1, if the Officer wishes to subsequently exercise or transfer its stock acquisition rights, the Officer shall notify the Company in advance and carry out the necessary procedures under the Companies Act.

2.

In a case where the Officer is found not to be liable for damages for the portion exceeding the limit set forth in Article 1, if the Officer holds warrants indicating stock acquisition rights, the Officer shall deposit such warrants with the Company without delay.

Article 5 (Taxes)

Tax issues that occur with respect to the Officer under this Agreement shall be handled by the Officer at her own expense and responsibility.

Article 6 (Application)

Matters not provided for in this Agreement shall be subject to the provisions of the Companies Act and other laws and regulations.

Article 7 (Governing Law; Jurisdiction)

1.	The interpretation and application of this Agreement shall be governed by the laws of Japan.

2.	Any disputes regarding this Agreement shall be subject to the exclusive jurisdiction of the Tokyo District Court as the court of first instance.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate by placing their respective name and seal or electronic signature hereon, and if they placed their names and seals, each party shall retain one copy.

[DATE]

COMPANY:

Yoichi Ochiai

Representative Director

Pixie Dust Technologies, Inc.

2-20-5 Kanda-misakicho

Chiyoda-ku, Tokyo

OFFICER:

[                 ]